Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 1st day of August, 2017, between CRISPR Therapeutics, Inc., a Delaware corporation (the “Company”), and Tony W. Ho (the “Executive” and, together with the Company, the “Parties” or each individually, a “Party”),

WHEREAS, the Company is a wholly owned subsidiary of CRISPR Therapeutics AG (“Parent” or “CRISPR AG”);

WHEREAS, Parent and the Company are each subject to the Swiss Ordinance act against excessive compensation in listed companies as a result of the of listing of the common shares of Parent on the NASDAQ Global Market;

WHEREAS, the Company and the Executive are parties to that certain Letter Agreement dated July 11,2017 (the “Prior Agreement”), which contemplated an employment agreement in the form hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Position and Duties.  During the period which the Executive is employed pursuant to this Agreement (the “Employment Period”), the Executive shall serve as the Executive Vice President, Head of Research and Development of the Company, and shall have responsibilities and duties consistent with such position and such other responsibilities and duties which are not inconsistent with the Executive’s skills and experience or his ability to discharge his responsibilities as Executive Vice President, Head of Research and Development as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”).  The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company except as otherwise permitted under Section 3(b)(i).  Notwithstanding the foregoing, the Executive may engage in charitable or other community activities, as long as such services and activities are disclosed to the Board of Directors of Parent (the “Board”) and do not materially interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement.  During the Employment Period, the Executive’s principal place of employment will be in the Greater Boston, Massachusetts area; however, the Company may require the Executive to travel temporarily to other locations in connection with the Company’s business.

2.Compensation and Related Matters.

(a)Base Salary.  During the Employment Period, the Company shall pay the Executive, as compensation for the performance of the Executive’s duties and obligations under this Agreement, an annual base salary of $410,000, payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.  The Executive’s Base Salary shall be reviewed annually by the Board or the Compensation Committee of the Board or any successor to such committee (the “Committee”) for adjustment.  Such adjustment, if any, shall be within the sole discretion of the Board or, to the extent delegated by the Board, the Committee.  The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall not be reduced at any time without the express written consent of the Executive.

(b)Annual Bonus.  During the Employment Period, the Executive shall be eligible to receive an annual target bonus (a “Bonus”-) if, as reasonably determined by the Board or, to the extent delegated by the Board, the Committee one or more of the performance targets annually determined by the Board or the Committee (“Performance Targets”) is achieved.  If all of the Performance Targets are achieved, the Bonus will equal not less than 45 percent of the Executive’s Base Salary (the “Target Bonus”).  In the event that less than all of the Performance Targets are met by Executive, the Bonus paid in respect of this paragraph may be less than the Target Bonus.  Except as set forth in Section 4 hereof, the Executive must be employed by the Company on the final day of the year with respect to which any such Bonus is earned, and any such Bonus shall be paid not later than 2V2 months after the end of such calendar year.  The Executive’s target bonus opportunity as a percentage of Base Salary may be reviewed periodically and adjusted in the sole discretion of the Board or, to the extent delegated by the Board, the Committee.  After any such adjustment, the term “Target Bonus” shall refer to the increased amount.  The Target Bonus shall not be reduced at any time without the express prior written consent of the Executive.

(c)Equity Compensation.  The Executive shall be eligible to participate in Parent’s equity incentive plan according to its terms and conditions, as defined by Parent from time to time in its sole discretion.  Both entitlement to any equity awards and the amount shall be determined by Parent in its sole discretion.

(d)Expenses.  During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e)Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement currently maintained or which may, in the future, be made available by the Company generally to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.  Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 2(e) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which the Executive is so employed.  Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(f)Vacations.  The Executive shall be entitled to accrue up to 20 paid vacation days in each year, which shall be accrued ratably.  In other respects, the Company’s vacation policy as the same may then be in effect shall apply to vacations.

(g)Approval by Shareholders’ Meeting and Mandatory Law.  Any compensation (including bonus, equity awards and fringe benefits) to be paid under this Agreement, is, to the extent required by Swiss laws and the Parent’s Article of Association, subject to approval by the general meeting of shareholders’ of Parent.  In the event of a conflict between the Agreement and applicable mandatory Swiss law, the Company shall have the right to unilaterally modify the Agreement to the extent necessary to comply with mandatory law with immediate effect.

3.Termination.

(a)General.  The Executive’s employment shall continue until it is terminated in accordance with this Agreement.  Upon service of a Notice of Termination (as defined below), the Executive shall resign from all offices and functions assumed in relation to this Agreement effective upon first request of the Company but shall remain entitled to receive the payments and benefits described in Sections 3(b), 4 and 5(a), to the extent applicable.

(b)Termination by the Company without Cause or by Executive for Good Reason; Notice Period.  In the event that the Company elects to terminate the Executive’s employment without Cause (as defined below) or the Executive elects to resign from Executive’s employment with Good Reason (as defined below) (in either case an “Involuntary Departure”), the Party electing to end the employment relationship shall provide the other Party with a Notice of Termination (as defined below) of the Involuntary Departure specifying a notice period (the “Notice Period”) of six (6) months, effective as per the end of a calendar month; provided that, in the case that the Notice of Termination of an Involuntary Departure is provided within the 12 month period following a Change in Control (the “Change in Control Period” or “CIC Period”), then the Notice Period shall be 12 months.

(i)During the Notice Period following a Notice of Termination of an Involuntary Departure, the Executive shall continue to be available to provide services to the extent requested by the Company or the Board, provided at any time during the Notice Period the Company may replace the Executive’s position and/or direct the Executive to perform other or reduced work; provided further that, upon the 15th day following such Notice of Termination (or such earlier date as the Company shall determine in its sole discretion), the Company shall release the Executive from his working obligations pursuant to Section 3(b)(i) (except to the extent the parties otherwise agree) and place the Executive on garden leave for the remainder of the Notice Period (“Garden Leave”).  During such Garden Leave, the Executive (A) may enter into consulting arrangements and accept board positions provided such outside business activities do not violate Executive’s obligations under Section 7 and (B) shall be free to engage in other employment provided that such employment does not violate Executive’s obligations under Section 7.  The Company shall be prohibited during the Notice Period from reducing any compensation to which the Executive is entitled to receive during the Notice Period pursuant to Section 3(b)(ii).

(ii)With respect to compensation during the Notice Period following a Notice of Termination of an Involuntary Departure, and subject to (i) the Executive signing, within 30 days following the date that the Notice of Termination is given, a

Release of Claims in a form reasonably required by the Company (the “Release”) and (ii) Section 6, the Executive:  (A) shall continue to receive the Base Salary (without regard to any reduction in Base Salary that would provide a basis for Executive’s Good Reason resignation) and employee benefits consistent with the Company’s then existing benefits plans and programs at the same costs as such benefits are provided to similarly situated active employees;; (B) shall be entitled to receive an amount equal to the Target Bonus (without regard to any reduction in Target Bonus that would provide a basis for Executive’s Good Reason resignation) with respect to the Notice Period (i.e., a prorated Target Bonus based upon the number of days in the applicable Notice Period), which prorated Target Bonus amount shall be payable in a lump sum no more than 60 days after the Notice of Termination (provided that if the 60-day period begins in one calendar year and ends in a second calendar year, such Target Bonus shall be paid in the second calendar year); (C) shall continue to vest through the last day of the Notice Period in any equity awards outstanding as of the date the Notice of Termination is given; provided, and notwithstanding the foregoing, Section 5(a) may apply if the Notice of Termination of an Involuntary Departure occurs during a CIC Period and (D) shall not continue to accrue vacation under Section 2(f).

(iii)If during the Notice Period following a Notice of Termination of an Involuntary Departure, the Executive breaches any of the material provisions contained in Section 7(b) of this Agreement or the material obligations in the Confidentiality and Assignment Agreement, then the Company shall provide a restated Notice of Termination and the Notice Period shall end on the earlier date set forth in the restated Notice of Termination (provided that such date shall be no earlier than the date upon which the restated Notice of Termination is delivered).

(c)Death.  The Executive’s employment hereunder shall terminate upon his death.

(d)Disability.  The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period, provided that, if the Company maintains a long-term disability plan for the Company’s employees at the time of such termination, the Executive’s disability would, if the Executive otherwise qualified for disability benefits under such long-term disability plan, result in the Executive receiving benefits coverage for the longest period of time provided under such long-term disability plan.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician mutually acceptable to Executive and Company as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  If the Executive and the Company cannot agree as to a qualified physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  Nothing in this Section 3(d) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993,29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(e)Termination by Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause.

(f)Termination by the Executive Without Good Reason.  The Executive may terminate his employment hereunder at any time without Good Reason.

(g)Definitions:

(i)Cause.  For purposes of this Agreement, “Cause” shall mean:  (i)conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties that results in material harm to the Company, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the Executive’s indictment for, conviction of or plea of guilty or nolo contendre to (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) continued non-performance by the Executive of the Executive’s material responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the CEO; (iv) a material breach by the Executive of any of the material provisions contained in Section 7 of this Agreement or the material obligations arising pursuant to the Confidentiality and Assignment Agreement (as hereinafter defined); (v) a material violation by the Executive of any of the Company’s written employment policies, which if possible to cure is not cured within 30 days following written notice of such violation; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; provided that the exercise by Executive of his rights under the United States Constitution shall not constitute a breach of this subsection (vi).

(ii)Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:  (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material reduction in Base Salary or Target Bonus which has not been consented to by the Executive; (iii) a material change in the principal geographic location at which the Executive provides services to the Company outside of the Greater Boston, Massachusetts area; or (iv) the material breach of this Agreement by the Company (each a “Good Reason Condition”).  Good Reason Process shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 90 days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(iii)Notice of Termination.  Except for termination as specified in Section 3(c), any termination of the Executive’s employment by either the Company or the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(iv)Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(d) or by the Company for Cause under Section 3(e), the date on which Notice of Termination is given; (iii) if the Executive’s employment terminates as a result of an Involuntary Departure under Section 3(b), the last day of the Notice Period; (iv) if the Executive’s employment is terminated by the Executive under Section 3(f) without Good Reason, 30 days after the date on which a Notice of Termination is given (unless the Company waives all or part of the thirty (30) day period).

4.Compensation Upon Termination.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with Section 2(d) of this Agreement); (iii) subject to Section 3(b)(ii)(D), unused vacation that accrued through the Date of Termination; (iv) except in the case the Executive’s employment is terminated by the Company for Cause under Section 3(e), any unpaid Bonus earned for the year prior to the year in which the Notice of Termination is delivered; (v) a prorated portion of the Bonus the Executive would have earned for the year in which the Notice of Termination is delivered, based on actual performance as determined in good faith by the Board or the Committee (with such proration based on the portion of such year elapsed prior to delivery of the Notice of Termination); and (vi) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (together, the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination, provided that the amounts payable under clauses (iv) and (v), if any, shall be paid at the same time Bonuses for the given year are paid to the Company’s executive employees generally.

5.Change in Control.

(a)Acceleration of Vesting.  In the event a Notice of Termination of an Involuntary Termination occurs during the CIC Period or within two months prior to a Change in Control, or in the event the Executive delivers a Notice of Termination for any reason not sooner than 6 months after the occurrence of a Change in Control, and subject to the Executive signing, within 60 days following the Notice of Termination, a Release and the Release becoming effective and non-revocable within such 60-day period, all stock options and stock-based awards held by the Executive as of the date of the Notice of Termination, shall vest and become exercisable or nonforfeitable.  Notwithstanding the foregoing, if, at the time of a Change in Control, the Company determines in its sole discretion, in reliance upon an opinion of counsel in form and substance satisfactory to the Company, that the acceleration in the prior sentence would not be permissible under applicable law, then in lieu of the acceleration in the prior sentence, all stock options and stock-based awards held by the Executive as of the date of such Change in Control, shall vest and become exercisable or nonforfeitable as of the date of such Change in Control.

(b)Excise Tax.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, in each case, that are treated as contingent on a “change in ownership of control” within the meaning of Treasury Regulations Section 1.280G-1 (the “Parachute Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (including any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”), the following provisions shall apply:

(A)If the Parachute Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes (for the avoidance of doubt, without duplication of the Excise Tax) payable by the Executive on the amount of the Parachute Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B)If the Threshold Amount is less than (x) the Parachute Payments, but greater than (y) the Parachute Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Parachute Payments which are in excess of the Threshold Amount, then the Parachute Payments shall be reduced (but not below zero) to the minimum extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount.  In such event, the Parachute Payments shall be reduced in the following order:  (1) cash severance payments not subject to Section 409A of the Code; (2) non-cash severance payments other than equity acceleration that are exempt from Section 409A of the Code; (3) other cash or non-cash payments that are exempt from Section 409A; and (4) other payments or benefits (reduced in a manner that complies with Section 409A of the Code).  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii)For the purposes of this Section 5(c), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

(iii)All calculations and determinations under Sections 5(c)(i) and 5(c)(ii) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes.  For purposes of making the calculations and determinations required by Sections 5(c)(i) and 5(c)(ii), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code.  The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under Sections 5(c)(i) and 5(c)(ii).  The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

(c)Definitions.  For purposes of this Section 5, “Change in Control” shall mean any of the following:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than Parent, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Parent or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Parent representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from Parent); or

(ii)the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)the consummation of (A) any consolidation or merger of Parent where the stockholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Parent.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by Parent which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Parent) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).  For the avoidance of doubt, a migratory merger of Parent for the principal purpose of redomiciling Parent shall not constitute a Change in Control.

6.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  Solely for purposes of Section 409A of the Code, each installment payment under this Agreement is considered a separate payment.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.Proprietary Information, Noncompetition and Cooperation.

(a)Restrictive Covenants and Assignment of Inventions.  On August 1, 2017, the Executive has entered into the Proprietary Information and Inventions Agreement (the “Confidentiality and Assignment Agreement”), attached hereto as Exhibit A, and agrees to continue to honor the obligations and restrictive covenants set forth in the Confidentiality and Assignment Agreement, the terms of which are incorporated by reference as material terms of this Agreement.

(b)Non-Competition and Non-Solicitation.  In order to protect the Company’s proprietary information and good will, during the Executive’s employment with the Company and for a period of nine (9) months following (i) the delivery of a Notice of Termination, in the case of an Involuntary Departure or (ii) the termination of the Executive’s employment for any other reason (the “Restricted Period”), the Executive will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any Competing Business.  For purposes hereof, the term “Competing Business” shall mean any entity engaged in the discovery, development or commercialization of gene editing technology for human therapeutics.  Notwithstanding the foregoing, nothing contained hereinabove or hereinbelow shall be deemed to prohibit the Executive from (i) acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) not exceeding 2% of such corporation’s (or other entity’s) then outstanding shares of capital stock (or equity interest), or (ii) working for a line of business, division or unit of a larger entity that competes with the Company as long as the Executive’s activities for such line of business, division or unit do not involve work by the Executive on matters that are directly competitive with the Company’s business.  In addition, during the Restricted Period, the Executive will not, directly or indirectly, in any manner, other than for the benefit of the Company (i) divert or take away customers of the Company or any of its suppliers; and/or (ii) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason (other than the termination of subordinate employees undertaken in the course of my employment with the Company).  The Executive acknowledges and agrees that if the Executive violates any of the provisions of this paragraph 7(b), the running of the Restricted Period will be extended by the time during which the Executive engages in such violation(s).

(c)Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall use reasonable efforts to cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive shall use reasonable efforts to cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c).

(d)Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the promises set forth in Section 7(a) and (b) and the Confidentiality and Assignment Agreement, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement and the Confidentiality and Assignment Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(e)Protected Reporting; Defend Trade Secrets Act Immunity.  Nothing in this Agreement or the Confidentiality and Assignment Agreement, and nothing in any policy or procedure, in any other confidentiality, employment, separation agreement or in any other document or communication from the Company limits the Executive’s ability to file a charge or complaint with any government agency concerning any acts or omissions that the Executive may believe constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law regulation or affects the Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by a government agency, including by providing documents or other information, without notice to the Company.  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 8 shall be specifically enforceable.  Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby agree that the Middlesex County Superior Court of The Commonwealth of Massachusetts shall have jurisdiction of such dispute.  Accordingly, with respect to any such court action, the Executive submits to the personal jurisdiction of such courts.

10.Integration.  This Agreement and the Confidentiality and Assignment Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, including the Prior Agreement (other than Sections __ and __ thereof), between the Parties concerning such subject matter; provided that, the restrictions set forth in Section 4 of the Confidentiality and Assignment Agreement shall not apply following the Restricted Period.

11.Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12.Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

13.Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.Survival.  The provisions of this Agreement and the Confidentiality and Assignment Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the CEO and a copy of such notice shall be sent to Crispr AG, Attention:  Chief Financial Officer, at the main offices of Crispr AG.

17.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18.Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

19.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20.Assignment and Transfer by the Company.  The Company will have the right to assign and/or transfer this Agreement to its affiliates, successors and assigns.  The Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ the Executive may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.  The Company shall cause any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to assume the Company’s obligations under this Agreement and the Company’s failure to cause any such successor to assume such obligations shall constitute a material breach of this Agreement.

21.Attorneys’ Fees.  The Company will pay on the Executive’s behalf the reasonable an documented legal fees incurred by the Executive in connection with the negotiation of this Agreement in an amount not to exceed $5,000.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

CRISPR THERAPEUTICS, INC.

By:	/s/ Rodger Novak
EXECUTIVE
/s/ Tony W. Ho
Tony W. Ho

EXHIBIT A

Proprietary Information and Inventions Agreement